                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               EXIDE CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                               EXIDE CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                     Bloomfield Hills, Michigan
                                                                  July 14, 1997

To our Stockholders:

  The Annual Meeting of Stockholders of Exide Corporation will be held on August 12, 1997, at 10:00 a.m. at the Company's facility at 364 Exide Drive, Bristol, Tennessee, for the following purposes:

  1. To elect the Company's Board of Directors;

  2. To approve amendments to the Company's 1996 Non-Employee Directors Stock Plan;

  3. To approve the Company's 1997 Stock Option Plan;

  4. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the current fiscal year; and

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only stockholders at the close of business on July 7, 1997 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Bernard F. Stewart
                                          Secretary

  PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                               EXIDE CORPORATION
                          1400 NORTH WOODWARD AVENUE
                       BLOOMFIELD HILLS, MICHIGAN 48304

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 July 14, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Exide Corporation (the "Company" or "Exide") to be used at the Annual Meeting of Stockholders of the Company on August 12, 1997, to be held at the Company's facility at 364 Exide Drive, Bristol, Tennessee. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about July 14, 1997. The Company's Annual Report to stockholders for fiscal year ended March 31, 1997 is enclosed.

  Only stockholders of record at the close of business on July 7, 1997 will be entitled to vote at the meeting. As of such date, there were 21,336,772 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote.

  The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

  The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

  Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and the inspectors will determine whether a quorum is present. The directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes of shares of Common Stock present in person or by proxy at the meeting.

  Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the other proposals. Approval of the amendments to the Company's 1996 Non-Employee Directors Stock Plan and the Company's 1997 Stock Option Plan and ratification of the appointment of the independent auditors each requires the approval of a majority of the shares of Common Stock present in person or by proxy and entitled to vote.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding shares of Common Stock in street name who do not receive voting instructions are entitled to vote on the election of directors of the Company, approval of the amendments to the 1996 Non-Employee Directors Stock Plan and ratification of the appointment of the independent auditors. However, brokers may not vote shares held for customers on the approval of the 1997 Stock Option Plan without specific voting instructions from such customers. Under applicable Delaware law, "broker non-votes" (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) with respect to the proposal to approve the Company's 1997 Stock Option Plan will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal receives the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. Therefore, broker non-votes with respect to such proposal will have no effect on the outcome of such proposal, although broker non-votes are counted in determining the existence of a quorum.

                            1. ELECTION OF DIRECTORS

  The directors to be elected at this meeting will serve until the next annual meeting or until their successors are elected. Each of the nominees for election as a director has agreed to serve if elected. All of the nominees are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. Nominees receiving a plurality of votes of shares of Common Stock present in person or by proxy at the meeting will be elected as directors.

  The following table sets forth certain information with respect to each nominee.

        NAME        AGE         PRINCIPAL OCCUPATION AND DIRECTORSHIPS
        ----        --- ------------------------------------------------------
 Arthur M. Hawkins  54  President, Chief Executive Officer and Director of the
                         Company since 1985 and Chairman since October 1989.
                         Mr. Hawkins is also a director of Yuasa-Exide, Inc.
                         which is 13.5% owned by the Company. Prior to joining
                         Exide in June 1985, Mr. Hawkins was Group Executive
                         of ITT's worldwide automotive operations. He has
                         spent twenty years in the automotive industry
                         including six years with Tenneco Automotive as a
                         Senior Vice President of their Automotive Division,
                         General Manager of Walker Manufacturing Company and
                         Operations Vice President of Monroe Automotive
                         Equipment Company. Prior to joining Tenneco
                         Automotive, he held various managerial and executive
                         positions with Chrysler Corporation, including
                         assignments to Latin America, Mexico, Australia,
                         Europe and North America.
 Douglas N. Pearson 53  Executive Vice President, President--North American
                         Operations of the Company primarily responsible for
                         its automotive business since June 1985 and a
                         director since March 1988. Prior to joining Exide,
                         Mr. Pearson was Vice President of Sales and Marketing
                         for Monroe Automotive Equipment Company, a division
                         of Tenneco Automotive. Mr. Pearson spent fifteen
                         years with Tenneco Automotive and held various
                         managerial and executive positions within their
                         Automotive Division including Regional Sales Manager,
                         Vice President of National Account Sales and Vice
                         President of Corporate Planning, Development and Far
                         East Operations.
 Alan E. Gauthier   49  Executive Vice President and Chief Financial Officer
                         since October 1993 and a director since August 1995.
                         Prior to that time he had been Vice President--
                         Finance since May 1989. Before joining the Company,
                         he was Senior Vice President and Chief Financial
                         Officer of Airwork Corporation and prior to that held
                         senior financial positions with Commodore Business
                         Machines, Inc. and General Electric Co.
 Earl Dolive        79  Director of the Company since October 1993. Prior to
                         his retirement, Mr. Dolive had been employed by
                         Genuine Parts Company since 1937. At Genuine Parts
                         Company, Mr. Dolive served in various capacities,
                         including Senior Vice President, Vice Chairman of the
                         Board of Directors, Executive Vice President, Chief
                         Administrative Officer and Chief Financial Officer.

         NAME          AGE        PRINCIPAL OCCUPATION AND DIRECTORSHIPS
         ----          --- ----------------------------------------------------
 Robert H. Irwin       69  Director of the Company since July 1990. Mr. Irwin
                            is currently retired and serves various companies
                            in a consulting capacity. Prior to his retirement,
                            Mr. Irwin held the office of President of The
                            Batesville Casket Company, a subsidiary of
                            Hillenbrand Industries, for seven years. Mr.
                            Irwin's career also includes 30 years at Chrysler
                            Corporation in a variety of engineering and
                            managerial positions. Mr. Irwin is also a director
                            of Le Roy Industries, Inc. (a manufacturer of
                            automotive parts).
 Thomas J. Reilly, Jr. 57  Director of the Company since 1996. Until 1996, Mr.
                            Reilly was a partner with Arthur Andersen LLP which
                            he joined in 1965.
 Arthur R. Taylor      68  Director of the Company since October 1993. Prior to
                            his retirement, Mr. Taylor gained 35 years of
                            financial and manufacturing experience in a variety
                            of positions, including Director--Corporate Studies
                            and Director--Finance & Operations of Chrysler
                            Corporation and Canadian Representative for the
                            Vertol Division of The Boeing Company.
 James T. Watson       61  Director of the Company since 1997. Mr. Watson spent
                            32 years, until 1995, with Chrysler Corporation in
                            various management positions, including Director--
                            International Procurement. He is currently serving
                            as a director of North American procurement for
                            Porsche AG.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES; COMPENSATION OF DIRECTORS

  The Board of Directors held five meetings during fiscal 1997. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which he served.

  The Board of Directors has a Compensation Committee and an Audit Committee. The present members of the Compensation Committee are Mr. Irwin (Chairman), Mr. Dolive, Mr. Watson and Mr. Taylor. The responsibilities of the Compensation Committee include reviewing and approving executive remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met two times during fiscal 1997. The present members of the Audit Committee are Mr. Taylor (Chairman), Mr. Dolive and Mr. Reilly. The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the Company's annual audit and reviewing the accounting and financial controls used by the Company. The Audit Committee met four times during fiscal 1997. The Company does not have a nominating committee.

  Directors who are not officers or employees of the Company receive a quarterly retainer fee of $7,000, plus $2,500 per quarter for committee chairs plus reimbursement of expenses for attending each meeting of the Board of Directors or any committee thereof. In addition, under the 1996 Non-Employee Directors Stock Plan each such director will receive an award of 500 shares of Common Stock effective as of the conclusion of each annual meeting at which he is elected and, if the proposed amendments to such plan described below are approved by the stockholders, a portion of the fees of such directors will be paid in Common Stock and the recent one-time grants of additional Common Stock will be confirmed.

STOCK OWNERSHIP

  The following table sets forth, as of July 7, 1997, certain information regarding beneficial ownership of Common Stock by the Company's directors and the executive officers named in the Summary Compensation Table below and by each person and entity that, to the knowledge of the Company based upon filings with the Securities and Exchange Commission ("SEC"), beneficially owned more than five percent of the Common Stock. Except as indicated in the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Except as otherwise indicated, the address of each person listed below is the address of the Company.

                                 NUMBER OF    PERCENT
                                  SHARES        OF
      NAME OF BENEFICIAL OWNER      (A)        CLASS
      ------------------------   ---------    -------
      Arthur M. Hawkins........  2,290,942     10.7%
      Douglas N. Pearson.......    514,075      2.4%
      William J. Rankin........    113,245        *
      Alan E. Gauthier.........     48,820(b)     *
      George J. Tinker.........        --         *
      Earl Dolive..............      3,000        *
      Robert H. Irwin..........     30,000        *
      Thomas J. Reilly, Jr.....      1,000        *
      Arthur R. Taylor.........        500        *
      James T. Watson..........      1,000        *
      All directors and
       executive officers of
       the Company
       as a group (10 persons).  3,002,582     14.1%
      State of Wisconsin
       Investment Board........  2,065,000      9.7%
       P.O. Box 7842
       Madison, WI 53707
      Wilmington Securities,
       Inc.....................  1,890,884      8.9%
       824 Market Street, Suite
       900
       Wilmington, DE 19801
      T. Rowe Price Associates,
       Inc.....................  1,739,380      8.2%
       P.O. Box 89000
       Baltimore, MD 21289
      Putnam Investments, Inc..  1,515,000      7.1%
       One Post Office Square
       Boston, MA 02109

--------
*Less than 1%.
(a) The following numbers of the shares shown as beneficially owned are subject to vesting requirements: Mr. Hawkins--240,406; Mr. Pearson-- 61,840; Mr. Rankin--30,920; Mr. Gauthier--30,920; all directors and executive officers as a group--364,086. See "Executive Compensation--Stock Award Plan." Mr. Hawkins' shares include 5,000 shares owned by his children as to which he disclaims beneficial ownership and Mr. Gauthier's shares include 700 shares held by his wife and children as to which he disclaims beneficial ownership.
(b) Includes 16,000 shares issuable upon the exercise of presently exercisable stock options.

EXECUTIVE COMPENSATION

  The table below shows information concerning compensation for the Company's executive officers for each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL
                                  COMPENSATION       LONG TERM COMPENSATION
                                -----------------  --------------------------
                                                     RESTRICTED   SECURITIES   ALL OTHER
                         FISCAL                    STOCK AWARD(S) UNDERLYING  COMPENSATION
                          YEAR   SALARY  BONUS(1)      ($)(2)     OPTIONS (#)     (3)
                         ------ -------- --------  -------------- ----------- ------------
Arthur M. Hawkins.......  1997  $900,000      -0-          -0-      130,000     $13,060
 President and Chief
  Executive               1996   900,000      -0-          -0-          -0-       7,950
 Officer                  1995   662,500 $349,900          -0-          -0-      16,462
Douglas N. Pearson......  1997  $450,000      -0-          -0-       53,000     $11,312
 Executive Vice
  President, President    1996   450,000      -0-          -0-          -0-      15,887
 --North American
  Operations              1995   331,250 $174,900          -0-          -0-      22,496
Alan E. Gauthier........  1997  $300,000      -0-          -0-       35,000     $10,448
 Executive Vice
  President and           1996   300,000      -0-          -0-       40,000      16,019
 Chief Financial Officer  1995   206,200 $ 84,000          -0-          -0-      22,806
George J. Tinker........  1997  $350,000 $210,000          -0-          -0-         -0-
 Vice President and
  Chairman of             1996   325,000  210,000          -0-          -0-         -0-
 Exide Holding Europe(4)  1995   199,946  140,040     $645,500(5)       -0-     $12,835
William J. Rankin.......  1997  $230,000      -0-          -0-          -0-     $16,411
 Executive Vice
  President--             1996   230,000      -0-          -0-          -0-      17,047
 Group Operations         1995   170,260 $ 72,000          -0-          -0-      21,493

--------
(1) Bonus amounts shown are those accrued for and paid in or after the end of the fiscal year listed.
(2) The number and value of the aggregate restricted stock holdings of each of the named executive officers at March 31, 1997 was as follows: Mr. Hawkins, 240,406 ($3,936,648); Mr. Pearson, 61,840 ($1,012,630); Mr.
    Gauthier, 30,920 ($506,315); Mr. Tinker, none; and Mr. Rankin, 30,920 ($506,315). The shares of restricted stock held by Messrs. Hawkins, Pearson, Gauthier and Rankin will vest on the fifth anniversary of the original grant date. See "Stock Award Plan" below. Each of such named executive officers is entitled to dividends paid on such restricted stock holdings.
(3) Includes for fiscal 1997 (a) accrued contributions for the Exide Salaried Retirement and 401(k) Plan and (b) payments for term life insurance as follows:

                                                                    (A)     (B)
                                                                   ------ ------
        Mr. Hawkins............................................... $7,940 $5,120
        Mr. Pearson...............................................  8,250  3,062
        Mr. Gauthier .............................................  8,250  2,198
        Mr. Tinker................................................    --     --
        Mr. Rankin................................................  8,250  8,161

(4) Mr. Tinker joined the Company in May 1994 and resigned in May 1997.
(5) This award was canceled in October 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED ANNUAL
                                                                                     RATES OF STOCK PRICE
                                                                                    APPRECIATION FOR OPTION
                                        INDIVIDUAL GRANTS                                    TERM
                         -----------------------------------------------            -----------------------
                              NUMBER OF        % OF TOTAL
                             SECURITIES      OPTIONS GRANTED EXERCISE OR
                             UNDERLYING      TO EMPLOYEES IN BASE PRICE  EXPIRATION        5%
NAME                     OPTIONS GRANTED (#) FISCAL YEAR(1)  (PER SHARE)    DATE    0%   ($)(2)  10% ($)(2)
----                     ------------------- --------------- ----------- ---------- --- -------- ----------
Mr. Hawkins.............       130,000            31.9%        $25.875    10/30/06  -0- $929,342 $2,053,603
Mr. Pearson.............        53,000            13.0%         25.875    10/30/06  -0-  378,886    837,238
Mr. Gauthier............        35,000             8.6%         25.875    10/30/06  -0-  250,207    552,893
Mr. Tinker..............           -0-             --              --          --   N/A      N/A        N/A
Mr. Rankin..............           -0-             --              --          --   N/A      N/A        N/A

--------
(1) Options become exercisable in 20% installments on each anniversary of the dates of grant.
(2) The amounts shown in these two columns represent potential realizable values using the options granted and the exercise prices. The assumed rates of stock price appreciation are set by SEC rules and are not intended to forecast the future appreciation of the Common Stock.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                               NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                         UNEXERCISED                  IN-THE-MONEY OPTIONS
                                               OPTIONS AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)(1)
                          SHARES     VALUE     ----------------------------------   -------------------------
NAME                     ACQUIRED REALIZED ($)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     -------- ------------  -----------      ----------------   ----------- -------------
Mr. Hawkins.............   -0-        N/A                   -0-             130,000     -0-          -0-
Mr. Pearson.............   -0-        N/A                   -0-              53,000     -0-          -0-
Mr. Gauthier............   -0-        N/A                16,000              59,000     -0-          -0-
Mr. Tinker..............   -0-        N/A                   -0-                 -0-     N/A          N/A
Mr. Rankin..............   -0-        N/A                   -0-                 -0-     N/A          N/A

--------
(1) No value is shown since, at the end of fiscal 1997, such options held by the named officers had exercise prices that were higher than the stock's market value at that time.

 Stock Award Plan

  The Company established an incentive stock plan effective April 1993. Under this plan, the Company granted 811,662 shares of Common Stock to a broad group of management employees. At the time of the grants, the Board of Directors believed that the value of the shares was $2.26. The agreements relating to the grants require the holders thereof to pay $2.25 per share to the Company prior to receiving the shares. The shares vest in full at the fifth anniversary of the original grant date and have certain restrictions related to sale and transferability, as well as requirements of continued employment with the Company. The following grants were made to the persons named in the Summary Compensation Table set forth above: Mr. Hawkins--240,406 shares; Mr. Pearson-- 61,840 shares; Mr. Gauthier--30,920 shares; and Mr. Rankin--30,920 shares.

 Executive Employment Agreements

  The Company entered into employment agreements with Mr. Hawkins in June 1985, Mr. Pearson in June 1985 and Mr. Rankin in June 1987. Each year, the Board of Directors has authorized amendments to such employment agreements to provide that the base salaries set by the Compensation Committee for such year are the minimum salaries under such employment agreements. Such agreements currently provide for annual base salaries of not less than $900,000, $450,000 and $230,000, respectively, with the opportunity to earn bonuses under certain circumstances. These agreements do not contain a stated termination date, but may be terminated by either party on notice to the other. If the Company terminates an agreement without cause, the Company will provide severance pay equal to one year's salary at the rate in effect at the time of termination. These agreements also prohibit each executive from engaging in certain competitive activities for two years after termination.

  The following Compensation Committee Report on Executive Compensation and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement incorporating this Proxy Statement into any such filing, except to the extent the Company specifically incorporates such information by reference in such a filing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's compensation program is designed to enable the Company to attract and retain highly qualified personnel to serve as executive officers and to motivate them to achieve corporate performance objectives which will enhance shareholder value. The principle elements of the Company's compensation for its executive officers are base salary, incentive cash bonuses and long term stock awards.

  The base salary of the Company's executive officers is reviewed annually and evaluated with those of consumer product manufacturers of similar complexity and dollar volume. The executive salaries are commensurate with those of other executives in comparable positions and the salaries of the domestic executive officers were last adjusted in April 1995.

  Annual incentive cash bonuses have not been awarded to any of the Company's domestic executive officers in the past two fiscal years. Bonuses for the domestic executives are predicated on the entire Company's prior year performance and the new year's planned results. Based on this data, the Committee sets aggressive bonus targets, based on profit before interest and taxes, requiring significant improvement over the prior year's actual performance. The Company must achieve this improvement before the domestic executive officers become eligible for annual cash incentive bonuses. These incentive bonuses can represent a significant portion of the short term total cash compensation of the Company's executive officers and consequently they are incentivized to achieve or exceed short term established objectives.

  The long term incentives provided executives take the form of stock options which vest in increments over predetermined periods of time. The exercise price of the options is the share value on the day of the option grant. Executives can only benefit from such options when the market price of the Company's shares increase significantly over the predetermined time period allowing the executive to buy at the exercise price and sell at the then current market price when the options vest.

  The Compensation Committee is composed only of non-employee directors and is committed to structuring executive long term compensation programs which will significantly reward the executives if the long term shareholder value increases as reflected by continuing share price improvement.

  Incentive programs which are both ambitious and realistic encourage participants to achieve the goals, but, if the tasks given to the executives to realize the intended benefits are unrealistic, the program will be counter-productive and will not encourage the participants to maximize their capabilities to the benefit of the Company and its stockholders. Being cognizant of this fact, the Compensation Committee has developed programs and is committed to structuring long term executive compensation programs that are intended to significantly improve the long term shareholder value of the Company.

  Section 162(m) of the Internal Revenue Code sets a $1 million limit on deductions for the compensation of each executive officer. Such provision permits some performance-based compensation to be excluded from this limit. However, the Committee has concluded that compliance with the conditions for such exclusion would unduly limit its ability to structure appropriate bonus plans for the executive officers and determined, in light of the small deduction which might be lost, not to attempt to make such plans comply with such conditions.

                            COMPENSATION COMMITTEE

                           Robert H. Irwin, Chairman
                                  Earl Dolive
                               Arthur R. Taylor
                                James T. Watson

PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns of (i) the Company's Common Stock, (ii) the Standard & Poor's(R) 500 Composite Stock Index ("S&P 500") and (iii) the average of the common stock prices of Echlin Inc., Federal-Mogul Corporation and Standard Motor Products, Inc., which companies are automobile parts manufacturers (the "Peer Group"), from October 29, 1993 through March 31, 1997. The graph assumes that $100 was invested on October 29, 1993 in each (using the closing price of the Company's Common Stock on such date of $26.875 per share following its initial public offering at $20.00 per share) and that dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG COMPANY, S&P 500 INDEX AND PEER GROUP
                    FROM OCTOBER 29, 1993 TO MARCH 31, 1997

                             [GRAPH APPEARS HERE]


Measurement Period                               S&P
(Fiscal Year Covered)      [Exide Corporation]   500 INDEX   PEER GPOUP
--------------------       -------------------   ---------   ----------
Measurement Pt-
10/29/93                   $100                  $100        $100
FYE  3/31/94               $137.46               $ 96.45     $ 94.85
FYE  3/31/95               $137.05               $111.46     $105.02
FYE  3/31/96               $ 87.34               $147.25     $101.54
FYE  3/31/97               $ 61.39               $176.44     $104.37



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the knowledge of the Company, all directors and executive officers of the Company timely filed all reports required of them under Section 16 of the Securities Exchange Act of 1934, except that Mr. Watson reported his acquisition of 1,000 shares of Common Stock, which took place in February 1997, in May 1997, rather than in March 1997 as required and the recipients of the stock options referred to in the table above entitled "Option Grants in Last Fiscal Year" reported the grant of such options in July 1997, rather than by May 15, 1997 as required.

                             CERTAIN TRANSACTIONS

  In July 1988, the Company entered into a net lease with a corporation whose stockholders include Messrs. Hawkins, Pearson and Rankin. This corporation owns approximately 70 acres of land in Michigan which the Company uses for customer meetings and other business purposes. The lease, which was extended in August, 1996, expires on July 1, 2002 and provides for rental payments of $26,204 per quarter. The Company has the option, exercisable at any time during the term of this lease and any extension thereto, to purchase the leased property at its appraised market value.

      2. APPROVAL OF AMENDMENTS TO 1996 NON-EMPLOYEE DIRECTORS STOCK PLAN

  Last year the Board of Directors adopted and the Company's stockholders approved the 1996 Non-Employee Directors Stock Plan (the "Director Stock Plan"). The purpose of the Director Stock Plan is to provide compensation to non-employee directors of the Company that will further link such directors' interest with those of the Company's stockholders. Participation in the Director Stock Plan is limited to directors of the Company who are not employees of the Company or any of its subsidiaries. An aggregate of 20,000 shares of Common Stock are reserved for issuance under the Director Stock Plan. Such number of shares may be appropriately adjusted in the event of certain changes in the Company's capitalization, such as stock dividends, stock splits, recapitalizations and the like. Shares of Common Stock issuable under the Director Stock Plan may be authorized and unissued shares or shares held in treasury or any combination thereof. Under the Director Stock Plan, for each fiscal year each non-employee director of the Company who is elected a director at the annual meeting of stockholders for such year or who is continuing as a director as of the annual meeting for such year shall receive an award of 500 shares of Common Stock effective as of the conclusion of such annual meeting. Such shares may not be sold, transferred or otherwise disposed of for a period of six months after receipt (except in the case of the death or disability of the director). The Director Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company or such other committee of the Board as may be appointed by the Board consisting of not less than three members of the Board. The Board of Directors may amend the Director Stock Plan and also has authority to terminate the Director Stock Plan at any time.

  In April 1997, the Compensation Committee reviewed survey data obtained by management relating to the compensation paid to independent directors by corporations comparable in size to the Company. Based upon such data, the Committee recommended to the Board of Directors that the Director Stock Plan be amended to provide for (i) a one-time grant to each non-employee director of restricted Common Stock with a value of $40,600 effective on May 1, 1997, the date of the next Board meeting, with the number of shares to be determined based on the closing price of the Common Stock on such date on the New York Stock Exchange ($16 5/8) and such shares to vest as described below, with unvested shares to be forfeited if such director ceased during such period to serve as a director and (ii) the payment of at least 50% of the director and committee fees otherwise payable to each such director (or such greater percentage as any such director might elect) to be made in the form of Common Stock valued at the beginning of the quarter for which the fees are due commencing with fees due with respect to the first quarter of fiscal 1998. The Board of Directors adopted such amendments, subject to stockholder approval, on May 1, 1997, and based on the closing price on such date, the number of shares of restricted stock granted to each such director was determined to be 2,442. The non-employee directors will be entitled to vote the restricted stock and receive dividends thereon, but will not be permitted to dispose of such shares until they have vested. 20% of the restricted stock granted to each non-employee director will vest upon his re-election as a director at an annual meeting of the Company, commencing with the 1998 annual meeting.

  Except as provided in the following sentence, a director will recognize ordinary income six months following the vesting of the restricted stock in an amount equal to the fair market value of the shares at the time. Within 30 days after the date the shares were granted the directors could elect under
Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income at the time of receipt in an amount equal to the fair market value of the shares at such time.

  A director's holding period for the restricted stock for tax purposes will begin at the time taxable income is recognized, and the tax basis in the shares will be the amount of ordinary income so recognized. Any dividends received on the shares prior to the date the director recognizes income as described above will be taxable compensation income when received. The Company is entitled to a federal income tax deduction equal to the amounts of income recognized by a director.

  The affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the amendments to the Director Stock Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1996 NON-EMPLOYEE DIRECTORS STOCK PLAN.

                     3. APPROVAL OF 1997 STOCK OPTION PLAN

  The Board of Directors, pursuant to the recommendation of the Compensation Committee, has adopted and recommends that the stockholders approve the Company's 1997 Stock Option Plan (the "Plan"). The Board believes that the Plan is necessary for the Company to continue to provide appropriate incentives to key employees by linking rewards to increases in the price of the Common Stock.

  The Plan authorizes the granting of stock options to key employees of the Company and its subsidiaries covering up to 2,000,000 shares of Common Stock, with any shares covered by forfeited options becoming available again for grant. A key feature of the Plan is that no options will become vested or exercisable before May 1, 2007 unless the market price of the Common Stock increases to certain levels. If it increases to $30.00 per share (the closing price on the New York Stock Exchange was $23.00 on July 7, 1997), 40% of the granted options become vested, if it reaches $50.00, another 40% become vested and if it achieves $75.00 the remainder will become vested, provided, that in the case of each such percentage which so vests, the vested options are then only exercisable as follows: 40% on the date of vesting and 20% each on the first, second and third anniversaries. The exercise price will be no less than the fair market value of the Common Stock on the date of grant of the option ($16 5/8) and the optionee must continue in the Company's employ for the options to be exercised, except that an optionee's estate may exercise an option for one year after his or her death to the extent such option was exercisable at the date of death. Except for such transfer upon death, options are not transferable. The maximum number of shares as to which options may be granted under the Plan to any single employee is 1,000,000. Optionees are permitted to pay the exercise price with cash, delivery of shares of Common Stock already owned or withholding of shares receivable upon the exercise (valued at fair market value on the date of exercise) or a combination thereof. They may also pay any income taxes due with respect to an exercise through such withholding of shares.

  The Plan is administered by the Compensation Committee who will have the power to set the terms of options, interpret the Plan and options and make adjustments for recapitalizations and take other actions affecting the Common Stock and the options. It may be amended by the Board of Directors, although the rights of holders of options may not be adversely affected. The Plan terminates on June 1, 2007.

  The following is a brief summary of the current federal income tax rules (including proposed regulations) relevant to non-qualified stock options granted to U.S. citizens or residents. The Plan provides that all options granted under it will be non-qualified. The grant of a non-qualified option under the Plan does not result in any taxable income to the recipient or deduction for the Company. However, generally when any such option is exercised, the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price (the "spread") will be taxable to the holder as ordinary compensation income and the Company will generally be entitled to a tax deduction in an amount equal to the income taxable to the holder. The optionee's tax basis in shares acquired upon exercise of a non-qualified option will equal the optionee's fair market value on the exercise date and the optionee's holding period for such shares will begin on the day after the exercise date. If an optionee delivers shares of previously-acquired Common Stock ("old shares") in payment of the exercise price of a non-qualified option, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received at exercise on a share-for-share basis. The fair market value of any additional shares received ("new shares") at the exercise date will be taxable to the optionee as ordinary compensation income. The tax basis for the new shares will equal their fair market value on the exercise date and the holding period for such shares will begin on the day after the exercise date. The Company will generally be entitled to a tax deduction equal to the optionee's ordinary income.

  The affirmative vote of the holders of a majority of the shares of Common Stock that we present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the 1997 Stock Option Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1997 STOCK OPTION PLAN.

             4. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors proposes that the stockholders ratify the appointment by the Audit Committee of Arthur Andersen LLP to serve as the Company's independent auditors for the 1998 fiscal year. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS.

                               OTHER INFORMATION

  Management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

  Stockholder proposals to be presented at the 1998 Annual Meeting must be received by the Company on or before March 16, 1998, for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Secretary of the Company. In addition, the Company's By-laws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

  The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the attention of the Corporate Secretary, Exide Corporation, 645 Penn Street, Reading, Pennsylvania 19601-4205.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 THROUGH 4.


1. Election of directors

      FOR all nominees             WITHHOLD
   (except as indicated)           AUTHORITY
                          to vote for all nominees

         [_]                         [_]

                                      FOR     AGAINST    ABSTAIN
2. Approval of the amendments to
   the Company's 1996 Non-            [_]       [_]        [_]
   Employee Directors Stock Plan.

3. Approval of the Company's 1997
   Stock Option Plan.                 [_]       [_]        [_]

4. Ratification of the appointment
   of Arthur Andersen LLP as the      [_]       [_]        [_]
   Company's independent public
   accountants.


5. In their discretion, the proxies are authorized to vote upon any other matter which may properly come before the meeting.


NOMINEES: Arthur M. Hawkins, Douglas N. Pearson, Alan E. Gauthier, Earl Dolive, Robert H. Irwin, Thomas J. Reilly, Jr., Arthur R. Taylor and James T. Watson.

(To withhold authority to vote for any nominee, strike out that nominee's name.)


I plan to attend the meeting.   [_]


                Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney,
           __   executor, administrator, trustee or guardian, please give full
             |  title as such. If a corporation, please sign in full corporate
             |  name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                Dated:                                 1997
                       -------------------------------


                -------------------------------------------
                                (Signature)


                -------------------------------------------
                        (Signature if held jointly)


       PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE
--------------------------------------------------------------------------------
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

                                    PROXY

                      Solicited by the Board of Directors

                               EXIDE CORPORATION
                     1400 North Woodward Avenue, Suite 130
                       Bloomfield Hills, Michigan 48304

|         The undersigned hereby appoints Bernard F. Stewart and Alan E.
|    Gauthier, and each of them, proxies, with power of substitution and
|    revocation, to vote the stock of Exide Corporation which the undersigned is
|    entitled to vote, at the Annual Meeting of Stockholders to be held on
|    August 12, 1997 and at any adjournment or postponement thereof, with all
|    the powers the undersigned would possess if present, with respect to the
|    following:

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